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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
WELLPOINT HEALTH NETWORKS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 17, 2002

To our Stockholders:

        You are cordially invited to attend the 2002 Annual Meeting of Stockholders of WellPoint Health Networks Inc. (the "Company") which will be held on June 27, 2002, at 10:00 a.m., at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California 91361.

        At the meeting, you will be asked to vote upon proposals to:

  •
  Elect three Class III directors and one Class II director; and

  •
  Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants.

        Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

        Please take this opportunity to participate in the affairs of the Company by voting on the business to be presented at this meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

        If you plan to attend the Annual Meeting and are a registered stockholder, please bring the admission ticket which is attached to your proxy card. If your shares are registered in the name of a bank or your broker, please bring your bank or broker statement showing your beneficial ownership with you to the Annual Meeting.

        We look forward to your attendance at the Annual Meeting.

Sincerely,

Leonard D. Schaeffer Chairman of the Board and Chief Executive Officer

WELLPOINT HEALTH NETWORKS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 27, 2002

        The 2002 Annual Meeting of Stockholders of WellPoint Health Networks Inc. (the "Company") will be held on Thursday, June 27, 2002, at 10:00 a.m., local time, at the Hyatt Westlake Plaza located at 880 South Westlake Boulevard, Westlake Village, California 91361 to act on the following matters:

  1.
  Elect three Class III directors of the Company to serve until the 2005 Annual Meeting and one Class II director of the Company to serve until the 2004 Annual Meeting; or in each case until the election of their successors;

  2.
  Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2002; and

  3.
  Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        These matters are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on May 17, 2002 are entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the meeting will be available for at least 10 days prior to the Annual Meeting at the Company's principal executive office located at 1 WellPoint Way, Thousand Oaks, California 91362 for the examination of any stockholders and will also be available for inspection at the meeting.

                      By Order of the Board of Directors

                      Thomas C. Geiser
                       Secretary

Thousand Oaks, California
May 17, 2002

YOUR VOTE IS IMPORTANT

        All stockholders are cordially invited to attend in person. However, to ensure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. If you attend the meeting, you may vote in person even if you have previously returned a proxy.

WELLPOINT HEALTH NETWORKS INC.

PROXY STATEMENT

2002 ANNUAL MEETING OF STOCKHOLDERS

General

        The enclosed proxy is solicited on behalf of the Board of Directors of WellPoint Health Networks Inc. (the "Company" or "WellPoint") for use at the Annual Meeting of Stockholders to be held on June 27, 2002, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hyatt Westlake Plaza located at 880 South Westlake Boulevard, Westlake Village, California 91361. The Company's principal executive office is located at 1 WellPoint Way, Thousand Oaks, California 91362 and the Company's telephone number is (818) 234-4000. This Proxy Statement and the proxy card are being mailed to stockholders on or about May 28, 2002.

Proxies

        If any stockholder is unable to attend the Annual Meeting, the stockholder may vote by proxy. The enclosed proxy is solicited by the Company's Board of Directors (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock represented by the proxy will be voted "FOR" Proposals 1 and 2 and will be voted in the proxyholders' discretion as to other matters that may properly come before the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to the Company's principal executive office, 1 WellPoint Way, Thousand Oaks, California 91362, Attention: Secretary, a written notice of revocation or duly executed proxy bearing a later date, or (ii) attending the Annual Meeting and voting in person.

        The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person, by telephone or facsimile. The Company's transfer agent, Mellon Investor Services, LLC, will assist in the solicitation of proxies as part of its transfer agent services to the Company. The fee for such services will be approximately $7,000 plus reasonable expenses.

Who is Entitled to Vote?

        Only holders of Common Stock of record at the close of business on May 17, 2002, the record date and time fixed by the Board of Directors, are entitled to vote at the meeting. As of May 15, 2002, approximately 145,388,400 shares of the Company's Common Stock were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. A majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Quorum Requirement and Voting Issues

        An affirmative vote of a majority of shares of Common Stock present and voting at the meeting is required for approval of all items being submitted to the stockholders for their consideration, other than the election of directors. Directors are elected by a plurality of votes cast. An automated system administered by the Company's transfer agent tabulates stockholder votes. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. Abstentions will be counted in determining whether there is a quorum. As to certain matters other than the election of directors, the New York Stock Exchange Rules generally require when shares are registered in "street" or nominee name that their member brokers receive specific instruction from the beneficial owners in order to vote on such a proposal. If a member broker indicates on the proxy that the broker does not have discretionary authority as to certain shares to vote on a particular matter, the Company will not consider those shares as present and entitled to vote with respect to those matters. The Company will, however, count the shares represented by such "broker non-votes" in determining whether there is a quorum.

        Except to the extent that a stockholder withholds votes from the nominees, the proxyholders named in the accompanying form of proxy, in their sole discretion, will vote the proxy for the election of the nominees listed below as directors of the Company.

        Under the provisions of the Company's 401(k) Retirement Savings Plan (the "401(k) Plan"), approximately 1,812,762 shares (as of May 1, 2002) of Common Stock of the Company held by Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plan, may be voted at the meeting pursuant to confidential instructions from participating employees. Under the provisions of the 401(k) Savings Program of Blue Cross Blue Shield of Missouri (the "BCBSMO 401(k) Plan"), approximately 59,121 shares (as of May 1, 2002) of Common Stock of the Company held by Fidelity Management Trust Company, the trustee of the BCBSMO 401(k) Plan, may be voted at the meeting pursuant to confidential instructions from participating employees.

        On March 15, 2002, the Company effected a two-for-one stock split in the form of a 100% stock dividend. Unless otherwise noted, the share amounts, share price and option exercise price information given in this Proxy Statement have been adjusted to reflect such stock split.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

        The Board of Directors proposes the election of three Class III directors and one Class II director at the Annual Meeting. The Company's Bylaws provide for nine directors. The Board of Directors is divided into three classes, each serving three-year terms, as provided in the Company's Restated Certificate of Incorporation. The three current Class III directors hold office until this Annual Meeting. Ms. Pisano has been nominated to fill a Class II director vacancy created by the resignation of Stephen L. Davenport, who resigned as a director of the Company in April 2002 pursuant to an agreement with the California Department of Managed Health Care (the "DMHC," formerly the California Department of Corporations). The three current Class I directors hold office until the 2003 Annual Meeting and the two current Class II directors hold office until the 2004 Annual Meeting. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the three Class III director nominees and the one Class II director nominee to the Board of Directors named below. Mr. Schaeffer has served as a director of the Company since August 1992, Mr. Besson has served as a director of the Company since May 1996 and Ms. Hill has served as a director of the Company since March 1994.

        If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the proxyholders to fill the vacancy. However, it is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a Class III director will continue until the 2005 Annual Meeting of Stockholders or until the director's successor has been elected. Ms. Pisano's term of office, if she is elected as a Class II director, will continue until the 2004 Annual Meeting of Stockholders or until her successor has been elected. Under an agreement with the DMHC, Mr. Besson has effectively agreed not to serve as a director beyond April 2003. The Company anticipates that, upon Mr. Besson's resignation from the Board of Directors in April 2003, the then-remaining directors will elect Mr. Besson's successor, who will serve in such capacity until the Annual Meeting of Stockholders in 2005 or until such person's successor is elected.

Nominees for Election as Directors

        The names of the nominees and certain biographical information about them are set forth below:

Nominees for three-year term expiring in 2005 (Class III nominees):

        W. Toliver Besson, age 57, a Class III director, has been a director of the Company since May 1996, was an independent director of the Company's wholly owned subsidiary Blue Cross of California ("BCC," which was at such time the majority stockholder of the Company) from April 1994 until May 1996 and prior to that served as an advisory director of BCC from 1989. He has been a partner with the law firm of Paul, Hastings, Janofsky & Walker since 1978. He served on its national management committee from 1985 to 1990 and served on the Board of Governors of the California State Bar from 1979 to 1980. He currently serves as a member of the management committee of Cross Country Ventures (a venture capital limited partnership). Pursuant to an agreement with the DMHC, Mr. Besson has effectively agreed not to serve as a director beyond April 2003. Mr. Besson serves on the Audit Committee of the Board and as the chairperson of the Nominating & Governance Committee of the Board.

        Julie A. Hill, age 55, a Class III director, has been a director of the Company since March 1994. Since December 1998, she has been the President and owner of Hiram-Hill Development Company, a residential real estate development firm. Ms. Hill was President and Chief Executive Officer of Costain Homes Inc. ("Costain") from January 1991 until November 1998. During 1998, Ms. Hill also served as Chairman of the Board of Costain. Costain was a division of London-based Costain Group PLC and built single-family detached residential communities. Ms. Hill serves as the chairperson of the Compensation Committee and on the Nominating & Governance Committee of the Board.

        Leonard D. Schaeffer, age 56, a Class III director, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since August 1992. Mr. Schaeffer has also been Chief Executive Officer of BCC since 1986 and Chairman of its Board of Directors since 1989. From 1982 to 1986, Mr. Schaeffer served as President of Group Health, Inc., an HMO in the midwestern United States. Prior to joining Group Health, Inc., Mr. Schaeffer was the Executive Vice President and Chief Operating Officer of the Student Loan Marketing Association, a financial institution that provides a secondary market for student loans, from 1980 to 1981. From 1978 to 1980, Mr. Schaeffer was the Administrator of the Health Care Financing Administration ("HCFA" now known as the Centers for Medicare and Medicaid Services ("CMS")). CMS administers the Federal Medicare and Medicaid programs. Mr. Schaeffer serves as a director of Allergan, Inc. and Providian Financial Corporation.

Nominee for two-year term expiring in 2004 (Class II nominee):

        Jane G. Pisano, age 58, has been nominated as a Class II director of the Company. In November 2001, she was appointed President and Director of The Natural History Museum of Los Angeles County. From 1998 until November 2001, she was the Senior Vice President, External Relations, of the University of Southern California. From 1994 to 1998, she served as the Vice President, External Relations, of the University of Southern California and, from 1991 until 1998, she was the Dean of the University of Southern California's School of Public Administration. From 1986 to 1991, she was President, Los Angeles 2000 Committee and The 2000 Partnership. Ms. Pisano currently serves on a number of professional and civic organizations, including as Chair of The California Community Foundation Board of Governors.

        The Board of Directors recommends that stockholders vote FOR the election of each of the nominees set forth above.

Directors Other Than the Nominees

        The directors of the Company other than the nominees are as follows:

        Roger E. Birk, age 71, a Class I director, has been a director of the Company since April 1993. He is retired. Mr. Birk served as President of the Federal National Mortgage Association ("Fannie Mae") from 1987 to 1992 and as Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc. from 1982 to 1986. Mr. Birk serves as a director of Penske Corporation and Fannie Mae. Mr. Birk serves as the chairperson of the Audit Committee of the Board.

        Sheila P. Burke, age 51, a Class I director, has been a director of the Company since April 1997. Since July 2000, Ms. Burke has been the Undersecretary for American Museums & National Programs of the Smithsonian Institution. From December 1996 until July 2000, Ms. Burke served as an Executive Dean of the John F. Kennedy School of Government, Harvard University. Previously in 1996, Ms. Burke was a senior advisor to the Dole for President Campaign. From 1986 until June 1996, Ms. Burke was the chief of staff for the Office of the Republican Leader of the United States Senate. Ms. Burke currently serves on the Board of Directors of Chubb Corp. Ms. Burke serves on the Audit Committee and the Compensation Committee of the Board.

        William H. T. Bush, age 63, was elected a Class II director of the Company in January 2002, upon completion of the Company's merger with RightCHOICE Managed Care, Inc. ("RightCHOICE"). Mr. Bush served as a director of RightCHOICE from April 1994 to January 2002. He served on the Blue Cross and Blue Shield of Missouri board of directors from 1989 to 1994 and as Secretary of the Blue Cross and Blue Shield of Missouri board of directors from 1990 to 1994. Mr. Bush is the Chairman of Bush-O'Donnell & Company, Inc. of St. Louis, an investment management and financial advisory firm he founded in 1986. Prior to 1986, Mr. Bush served as President and as a director of The Boatmen's National Bank of St. Louis. Mr. Bush currently is a director of Mississippi Valley Bancshares, Inc., Maritz, Inc., D.T. Industries, Inc., the Lord-Abbett Family of Mutual Funds and Engineered Support Systems, Inc. Mr. Bush serves on the Audit Committee of the Board.

        Warren Y. Jobe, age 61, was elected a Class II director of the Company in March 2001, upon completion of the Company's merger with Cerulean Companies, Inc. ("Cerulean"). Mr. Jobe served as a director of Cerulean and Blue Cross Blue Shield of Georgia, Inc. from April 1999 to March 2001. He is retired. Mr. Jobe was Senior Vice President of Southern Company responsible for Corporate Development from 1998 until 2001. During such time, Mr. Jobe also was Executive Vice President of Georgia Power Company. Mr. Jobe was Executive Vice President and Chief Financial Officer of Georgia Power Company from 1982 to 1998, during which time he was also a member of its Board of Directors. Mr. Jobe currently serves on the board of directors of UniSource Energy Corporation. He is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Jobe serves on the Audit Committee and the Nominating & Governance Committee of the Board.

        Elizabeth A. Sanders, age 56, a Class I director, has been a director of the Company since May 1996. Ms. Sanders has been a consultant to executive management from 1990 to the present. She was employed by Nordstrom Inc. from 1971 to 1990 and served as Vice President and General Manager of Nordstrom, Inc. from 1981 to 1990. Ms. Sanders is a founder of the National Bank of Southern California and was on its board of directors from 1983 to 1990. She currently serves on the following boards of directors: Washington Mutual Inc., Wal-Mart Stores, Inc., Wolverine Worldwide, Inc. and the Advantica Restaurant Group, Inc. Ms. Sanders serves on the Nominating & Governance Committee and the Compensation Committee of the Board.

Board Meetings and Committees

        The Board of Directors of the Company held a total of 16 meetings (including regularly scheduled meetings and special meetings) during 2001. During the same period, the Board of Directors acted several times by unanimous written consent. During 2001, each of the directors attended or participated in 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which the director served. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating & Governance Committee.

        The Audit Committee, which currently consists of Messrs. Birk, Besson, Bush and Jobe and Ms. Burke, met four times during 2001. The Audit Committee reviews financial and auditing issues of the Company, recommends engagement of the Company's independent auditors, approves the services performed by the Company's independent auditors and reviews the Company's accounting principles, internal control structure and policies and procedures. During 2001, the Board of Directors examined the composition of the Audit Committee in light of the adoption by the New York Stock Exchange of new rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are "independent" within the meaning of these new rules. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which was attached to the Company's Proxy Statement relating to its 2001 Annual Meeting of Stockholders. Mr. Birk is chairperson of the Audit Committee.

        The Compensation Committee, which currently consists of Mesdames Hill, Burke and Sanders met five times during 2001. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and stock incentive plans, and approves the granting of stock options and awards to executive officers. Ms. Hill is chairperson of the Compensation Committee.

        The Nominating & Governance Committee, which currently consists of Messrs. Besson and Jobe and Mesdames Hill and Sanders, met three times during 2001. The Nominating & Governance

Committee recommends qualified candidates for election as directors of the Company and generally reviews and makes recommendations to the Board concerning governance issues and Board compensation policies. Mr. Besson is chairperson of the Nominating & Governance Committee. Stockholders wishing to recommend candidates for consideration by the Nominating & Governance Committee may do so by writing to the Secretary of the Company at the Company's principal executive office, giving the candidate's name, biographical information and qualifications.

        The Board of Directors has adopted certain internally developed guidelines concerning its deliberations, conduct of meetings and other corporate governance issues. Pursuant to these guidelines, the Board of Directors meets at least two times per year in executive session. The Nominating & Governance reports regularly to the full Board of Directors and makes recommendations regarding governance issues. In considering nominations to the Board of Directors, the Board takes into account a number of factors, including the skills and experience as well as the independence of potential directors. The current Board of Directors consists entirely of non-employee directors, other than Mr. Schaeffer. All of the committees of the Board of Directors consist entirely of non-employee directors.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and holders of more than 10 percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the year ended December 31, 2001, the Company's officers, directors and greater than 10 percent beneficial owners complied with all applicable filing requirements, except D. Mark Weinberg, the Company's Executive Vice President and Chief Development Officer who reported late one gift transaction in 1998, one gift transaction in 1999 and seven gift transactions in 2000. All such gift transactions by Mr. Weinberg were made to unaffiliated third parties.

Compensation of Directors

        All non-employee directors of the Company are entitled to the following compensation: (i) $23,000 per year paid in quarterly installments (with the chairperson of each committee receiving an additional $5,000 annual retainer); and (ii) $1,500 per Board meeting and $1,000 per committee meeting. The meeting fee is $500 for any telephonic Board or committee meeting. Non-employee directors of the Company are also entitled to receive a Company-paid annual physical examination.

        Non-employee directors may elect to defer the receipt of all or a portion of their fees. Under the Company's Board of Directors Deferred Compensation Plan (the "Directors' Deferred Compensation Plan"), amounts deferred may be credited with earnings at a rate equal to the actual rate of return of a range of investment vehicles authorized by the Compensation Committee. Alternatively, fees may be foregone in return for the grant of a non-statutory stock option. The number of shares of Common Stock subject to such option is equal to the dollar amount of cash compensation deferred divided by the product of the fair market value of the Company's Common Stock on the option grant date and 25%. The automatic stock awards discussed in the following paragraph may also be deferred under the Directors' Deferred Compensation Plan or may be foregone in exchange for stock options at a rate of four shares for each share foregone.

        On each date on which annual grants are made to officers of the Company subject to the short-swing profit liability provisions of Section 16 of the Exchange Act, continuing non-employee directors who have served for at least six full calendar months automatically receive 1,600 shares of Common Stock and a 4,000-share stock option grant under the Company's 1999 Stock Incentive Plan. The 1,600-share grant is immediately vested and the 4,000-share stock option grant vests on the third anniversary of the grant date. Each newly elected non-employee director is also entitled to receive a 16,000-share stock option grant on the date of such director's election. This 16,000-share grant is immediately vested with respect to 4,000 shares, with the remaining shares vesting ratably on the first three anniversaries of the grant date.

        In January 2002, the Board of Directors amended its non-employee director compensation program to provide that each non-employee director, on the date of his or her election to the Board, will receive a grant of 3,500 shares of Common Stock and a cash award equivalent to the fair market value of 1,500 shares of Common Stock as of such date. The stock grant is made under the Company's 1999 Stock Incentive Plan and is immediately vested. At the time of such amendment to the non-employee director compensation program, each then-current non-employee director also received such stock and cash awards.

        In order to more closely align the interests of the directors with those of the Company's stockholders, the Board of Directors has adopted stock ownership guidelines for persons serving on the Board. This policy was last amended in January 2002. Each non-employee director is required to own Common Stock having a fair market value equal to 10 times the annual cash retainer paid to such director within five years of his or her election to the Board of Directors. At the time of the January 2002 stock grant to existing non-employee directors referenced in the immediately preceding paragraph, each of the directors agreed that such stock grant would not be transferred until such time as such director had met the stock ownership guidelines applicable to directors.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Board of Directors is composed of Sheila P. Burke, Julie A. Hill and Elizabeth A. Sanders. The Company's Compensation Committee does not include any present or former officers or employees of the Company or any of its subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of Common Stock of the Company as of April 15, 2002 (or such other date as indicated) by (a) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock; (b) the Chief Executive Officer of the Company; (c) each of the four other most highly compensated executive officers of the Company (determined for the year ended December 31, 2001) (collectively, with the Chief Executive Officer, the "Named Executive Officers"); (d) each director and director nominee of the Company; and (e) all directors and executive officers as a group:

Name and Address	Number of Shares Beneficially Owned(1)		Percent of Class(2)	Number of Shares Supplementally Owned		Total Shares Beneficially and Supplementally Owned	Percent of Class
AXA Financial, Inc.(3) 1290 Avenue of the Americas New York, NY 10104	15,292,322		10.6%	—		15,292,322	10.6%
Leonard D. Schaeffer	2,393,376	(4)	1.6	68,637	(5)	2,462,013	1.7
David C. Colby	583,556	(6)	*	43,967	(7)	627,523	*
Thomas A. Geiser	308,200	(8)	*	13,513	(9)	321,713	*
Joan E. Herman	210,338	(10)	*	15,660	(11)	225,998	*
D. Mark Weinberg	487,730	(12)	*	65,090	(13)	552,820	*
W. Toliver Besson	31,300	(14)	*	3,200	(15)	34,500	*
Roger E. Birk	59,704	(16)	*	—		59,704	*
Sheila P. Burke	25,700	(17)	*	—		25,700	*
William H. T. Bush	18,220	(18)	*	—		18,220	*
Julie A. Hill	30,144	(19)	*	1,600	(20)	31,744	*
Warren Y. Jobe	13,100	(21)	*	—		13,100	*
Jane G. Pisano	0		*	0		*	*
Elizabeth A. Sanders	35,100	(22)	*	1,600	(23)	36,700	*
All executive officers and directors as a group (19 persons)	4,996,906	(24)	3.4	263,451	(25)	5,260,357	3.5

*
Less than one percent.

(1)
Except as indicated in footnotes to this table, the stockholders named in this table are known to the Company to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Exchange Act.

(2)
Calculation based on approximately 144,270,886 shares of Common Stock outstanding as of April 15, 2002.

(3)
Based solely on a Schedule 13G report filed with the SEC prepared as of December 31, 2001, and an amendment prepared as of February 28, 2002. The shares are also reported as beneficially owned by the following affiliates of AXA Financial, Inc.: AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, each with an address at 370, rue Saint Honore, 75001 Paris, France; AXA Courtage Assurance Mutuelle, with an address at 26, rue Louis le Grand, 75002 Paris, France; and AXA, with an address at 25, avenue Matignon, 75008 Paris, France (collectively, the "AXA Group"). Of the reported shares, the AXA Group reports that it has sole voting power with respect to 5,644,864 shares, that it shares voting power with respect to 6,092,296 shares, that it has sole dispositive power with respect to 15,216,322 shares and shared dispositive power with respect to 76,000 shares. The AXA Group reports that its shares are deemed to be beneficially owned by the following subsidiaries of AXA: AXA Konzern AG

  (Germany) (64,600 shares) and AXA Rosenberg Investment Management LLC (76,000 shares) and by the following subsidiaries of AXA Financial, Inc.: Alliance Capital Management L.P. (14,920,522 shares) and The Equitable Life Assurance Society of the United States (231,200 shares). A representative of AXA Financial, Inc. has informed the Company that, subsequent to the filing of AXA Financial's amendment to its Schedule 13G referred to in the first sentence of this paragraph, AXA Financial's beneficial ownership has been reduced to less than 10% of the Company's outstanding Common Stock.

(4)
Includes 230 shares held in a 401(k) account for the benefit of Mr. Schaeffer. Includes 2,119,524 shares subject to presently exercisable options, options that become exercisable within 60 days and restricted share right grants that vest within 60 days.

(5)
Includes a restricted share right grant with respect to 20,274 shares that vests in equal installments on March 15, 2003 and March 15, 2004, all of which are in a deferred compensation plan. Includes a restricted share right grant with respect to 35,425 shares that vests in equal installments on March 15, 2003, March 15, 2004 and March 15, 2005, all of which are in a deferred compensation plan. Includes deferred rights to 12,938 shares held in a deferred compensation account for the benefit of Mr. Schaeffer.

(6)
Includes 804 shares held in a 401(k) account for the benefit of Mr. Colby and 498,146 shares subject to presently exercisable options, options that become exercisable within 60 days and restricted share right grants that vest within 60 days.

(7)
Includes a restricted share right grant with respect to 25,000 shares that vests on September 1, 2002. Includes a restricted share right grant with respect to 2,666 shares that vests on August 18, 2002. Includes a restricted share right grant with respect to 2,597 shares that vests in equal installments on March 15, 2003 and 2004, all of which are in a deferred compensation account. Includes a restricted share right grant with respect to 8,582 shares that vests in equal installments on March 15, 2003, March 15, 2004 and March 15, 2005, all of which are in a deferred compensation account. Includes deferred rights to 5,122 shares held in a deferred compensation account for the benefit of Mr. Colby.

(8)
Includes 966 shares held in a 401(k) account for the benefit of Mr. Geiser and 266,802 shares subject to presently exercisable options, options that become exercisable within 60 days and restricted share right grants that vest within 60 days.

(9)
Includes a restricted share right grant with respect to 1,333 shares that vests on August 18, 2002. Includes a restricted share right grant with respect to 2,915 shares that vests in equal installments on March 15, 2003 and March 15, 2004, of which 437 shares are in a deferred compensation account. Includes a restricted share right grant with respect to 7,952 shares that vests in equal installments on March 15, 2003, March 15, 2004 and March 15, 2005, of which 1,192 shares are in a deferred compensation account. Includes deferred rights to 1,313 shares held in a deferred compensation account for the benefit of Mr. Geiser.

(10)
Includes 146 shares held in a 401(k) account for the benefit of Ms. Herman and 195,824 shares subject to presently exercisable options, options that become exercisable within 60 days and restricted share right grants that vest within 60 days.

(11)
Includes a restricted share right grant with respect to 1,250 shares that vests on June 1, 2002. Includes a restricted share right grant with respect to 4,385 shares that vests in equal installments on March 15, 2003 and March 15, 2004, all of which are in a deferred compensation account. Includes a restricted share right grant with respect to 7,705 shares that vests in equal installments on March 15, 2003, March 15, 2004 and March 15, 2005, of which 3,852 shares are in a deferred compensation account. Includes deferred rights to 2,320 shares held in a deferred compensation account for the benefit of Ms. Herman.

(12)
Includes 11,188 shares held in a 401(k) account for the benefit of Mr. Weinberg and 387,746 shares subject to presently exercisable options or options that become exercisable within 60 days.

(13)
Includes a restricted share right grant with respect to 1,902 shares that vests in equal installments on March 15, 2003 and March 15, 2004, all of which are in a deferred compensation account. Includes deferred rights to 63,188 shares held in a deferred compensation account for the benefit of Mr. Weinberg.

(14)
Includes 1,800 shares owned by the W. Toliver Besson Retirement Plan, of which Mr. Besson is trustee, and 200 shares owned by Mr. Besson's wife. Includes 19,200 shares subject to presently exercisable options.

(15)
Includes deferred rights to 3,200 shares under the Company's Board of Directors Deferred Compensation Plan. See "Compensation of Directors."

(16)
Includes 22,034 shares subject to presently exercisable options.

(17)
Includes 16,000 shares subject to presently exercisable options.

(18)
Includes 13,856 shares subject to presently exercisable options.

(19)
Includes 10,556 shares subject to presently exercisable options.

(20)
Includes deferred rights to 1,600 shares under the Company's Board of Directors Deferred Compensation Plan. See "Compensation of Directors."

(21)
Includes 8,000 shares subject to presently exercisable options.

(22)
Includes 28,360 shares subject to presently exercisable options.

(23)
Includes deferred rights to 1,600 shares under the Company's Board of Directors Deferred Compensation Plan. See "Compensation of Directors."

(24)
Includes 4,216,524 shares subject to presently exercisable options, options that become exercisable within 60 days or restricted share right grants that vest within 60 days.

(25)
Includes deferred rights to 13,138 shares. Includes restricted share right grants with respect to 4,122 shares that vest in equal installments on March 15, 2003 and March 15, 2004, all of which are in deferred compensation accounts. Includes restricted share right grants with respect to 10,828 shares that vest in equal installments on March 15, 2003, March 15, 2004 and March 15, 2005, all of which are in deferred compensation accounts. Includes restricted share right grants with respect to 20,496 shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Certain Compensation

        The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the four other Named Executive Officers for the years ended December 31, 1999, 2000 and 2001:

Summary Compensation Table

							Long-Term Compensation Awards
		Annual Compensation
									Securities Underlying Options (#)
Name	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)		Restricted Stock ($)			All Other Compensation ($)(2)
Leonard D. Schaeffer	2001	$1,176,925	$4,437,500	(3)	$135,559	(4)	0		636,762	$169,688
Chairman and	2000	1,076,922	3,344,676	(5)	141,868	(6)	0		544,908	192,125
Chief Executive Officer	1999	999,992	2,200,700		129,849	(7)	0		722,462	133,557
David C. Colby	2001	$502,239	$1,106,000	(3)	$5,165	(8)	0		140,400	$48,771
Executive Vice President	2000	459,846	642,110	(5)	5,656	(8)	0		90,000	41,969
and Chief Financial Officer	1999	423,154	374,800		3,900	(8)	$316,750	(9)	90,000	35,752
Thomas C. Geiser	2001	$473,770	$998,213	(3)	$5,165	(8)	0		140,400	$47,886
Executive Vice President,	2000	431,462	638,723	(5)	5,105	(8)	0		90,000	39,691
General Counsel and Secretary	1999	390,504	320,000		4,887	(8)	$158,375	(10)	78,000	32,911
Joan E. Herman	2001	$438,462	$945,163	(3)	$5,165	(8)	0		160,348	$42,926
Executive Vice President,	2000	401,000	710,730	(5)	5,105	(8)	0		95,644	37,683
Senior, Specialty and	1999	366,962	350,000		10,831	(8)	0		60,348	27,416
State-Sponsored Program Division
D. Mark Weinberg	2001	$589,231	$700,000		0		0		336,774	$63,022
Executive Vice President and	2000	561,923	776,201	(5)	0		0		308,434	49,740
Chief Development Officer	1999	532,116	400,000		0		0		226,282	40,286

(1)
Excludes perquisites and other personal benefits that do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any Named Executive Officer.

(2)
For the year ended December 31, 2001, "All Other Compensation" includes the following:

•
Contributions on behalf of Leonard D. Schaeffer, David C. Colby, Thomas C. Geiser, Joan E. Herman and D. Mark Weinberg in the amount of $9,691, $8,671, $7,618, $8,671 and $7,252, respectively, to the 401(k) plan to match pre-tax elective deferral contributions (included under Salary) made by each to such plan during 2001 and an award of 20 shares of Common Stock in the 401(k) Plan made to all eligible employees.

•
Contributions on behalf of Leonard D. Schaeffer, David C. Colby, Thomas C. Geiser, Joan E. Herman and D. Mark Weinberg in the amount of $135,507, $35,559, $34,853, $30,073 and $49,468, respectively, to match pre-tax elective deferral contributions (included under Salary) made by each to WellPoint's deferred compensation plan during 2001; and

•
Life insurance premiums paid on behalf of Leonard D. Schaeffer, David C. Colby, Thomas C. Geiser, Joan E. Herman and D. Mark Weinberg in the amount of $24,490, $4,541, $5,415, $4,182 and $6,302, respectively.

(3)
Includes restricted share right grants vesting in equal installments on March 15, 2003, 2004 and 2005 for Leonard D. Schaeffer, David C. Colby, Thomas C. Geiser and Joan E. Herman in the amount of $2,187,500, $530,000, $491,063, and $475,813, respectively. As of December 31, 2001, the shares underlying these grants (none of which were vested) had a fair market value of approximately $2,069,706, $501,403, $464,596 and $450,165, respectively, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control or involuntary termination. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

(4)
Includes $105,677 of imputed interest income on a loan from the Company and $5,165 for reimbursement of tax obligations with respect to certain financial planning services provided by the Company.

(5)
Includes restricted share right grants vesting in equal installments on March 15, 2002, 2003 and 2004 for Leonard D. Schaeffer, David C. Colby, Thomas C. Geiser, Joan E. Herman and D. Mark Weinberg in the amount of $1,437,500, $184,152, $206,737, $310,980 and $134,195, respectively. As of December 31, 2001, the shares underlying these grants (none of which were vested) had a fair market value of approximately $1,776,821, $227,624, $255,551, $384,320 and $166,745, respectively, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control or involuntary termination. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

(6)
Includes $105,677 of imputed interest income on a loan from the Company and $5,105 for reimbursement of tax obligations with respect to certain financial planning services provided by the Company.

(7)
Includes $93,779 of imputed interest income on a loan from the Company and $4,887 for reimbursement of tax obligations with respect to certain financial planning services provided by the Company.

(8)
Represents reimbursement of tax obligations with respect to financial and tax planning services provided by the Company.

(9)
Represents a restricted share right grant of 8,000 shares vesting in equal installments on August 18, 2000, 2001 and 2002. As of December 31, 2001, the shares underlying this grant (5,334 of which were vested) had a fair market value of approximately $467,400, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

(10)
Represents a restricted share right grant of 4,000 shares vesting in equal installments on August 18, 2000, 2001 and 2002. As of December 31, 2001, the shares underlying this grant (2,668 of which were vested) had a fair market value of approximately $233,700, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

Option/SAR Grants in Last Fiscal Year

        The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during 2001. No stock appreciation rights ("SARs") were granted in 2001.

		Individual Grants
Name	Number of Shares Underlying Options Granted	Percentage of Total Options Granted to Employees	Exercise Price	Expiration Date	Grant Date Present Value(1)
Leonard D. Schaeffer	360,000	5.08%	$48.24	1/31/11	$6,017,886
	200,000	2.82	43.30	6/3/11	2,973,760
	16,442	0.23	49.43	3/3/06	279,845
	19,486	0.28	43.40	3/3/06	290,580
	14,498	0.20	53.24	3/3/06	257,784
	26,336	0.37	58.95	3/3/06	511,025
David C. Colby	92,400	1.31%	$48.24	1/31/11	$1,544,590
	48,000	0.68	43.30	6/3/11	713,702
Thomas C. Geiser	92,400	1.31%	$48.24	1/31/11	$1,544,590
	48,000	0.68	43.30	6/3/11	713,702
Joan E. Herman	92,400	1.31%	$48.24	1/31/11	$1,544,590
	48,000	0.68	43.30	6/3/11	713,702
	4	0.00	49.43	6/3/08	68
	2,838	0.04	49.43	2/10/09	48,303
	4,958	0.07	43.40	6/3/08	73,935
	3,074	0.05	53.24	6/3/08	54,658
	9,074	0.13	58.95	6/3/08	176,072
D. Mark Weinberg	120,000	1.70%	$48.24	1/31/11	$2,005,962
	60,000	0.85	43.30	6/3/11	892,128
	28,294	0.40	49.43	2/11/08	481,569
	16,384	0.23	49.43	2/10/09	278,858
	32,038	0.45	49.43	2/10/10	545,292
	34,232	0.48	53.24	2/9/07	608,667
	37,880	0.53	53.24	1/4/05	605,737
	7,946	0.11	53.24	2/10/09	141,285

(1)
Grant date present values were calculated using the Black-Scholes option valuation model with the following assumptions:

•	Expected life of options	Four years
•	Volatility	35%
•	Dividend yield	0%
•	Risk-free interest rate:
	For grants made on February 1, 2001	4.83%
	For grants made on March 1, 2001	4.69%
	For grants made on June 1, 2001	4.64%
	For grants made on June 4, 2001	4.63%
	For grants made on September 1, 2001	4.02%
	For grants made on December 1, 2001	3.71%

        The actual value, if any, which a Named Executive Officer may realize will be based upon the difference between the market price of the Company's Common Stock on the date of exercise and the exercise price. There is no assurance that the actual realized value, if any, will be at or near the value estimated by the Black-Scholes model. The Black-Scholes model is only one method of valuing options, and the Company's use of the model should not be construed as an endorsement of its accuracy.

        The options shown for each individual may include annual grants of incentive stock options and nonqualified stock options as well as so-called "reload" grants of stock options resulting from a stock-for-stock option exercise. Reload options are granted when a stock option is exercised with the payment of the option price in the form of previously owned shares of the Company's Common Stock. The first grant shown for each individual in the table is the annual grant. Each annual grant made in 2001 vests in three equal annual installments beginning on the first anniversary of the grant date. The second grant shown for each individual in the table was a special grant. Each special grant vests in three equal annual installments beginning on August 1, 2002. Each grant contains provisions for earlier vesting in full upon a change in control. Any additional grants shown represent reload stock options. These reload options are immediately vested and retain the expiration date of the original annual stock option grant.

Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR Values

        The following table sets forth certain information with respect to exercises by the Named Executive Officers of stock options during 2001 and the value of all unexercised employee stock options as of December 31, 2001 held by the Named Executive Officers. No SARs were exercised or outstanding in 2001.

					Value of Unexercised In-The-Money Options at Fiscal Year-end(1)
			Number of Shares Underlying Unexercised Options at Fiscal Year-end
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Leonard D. Schaeffer	127,634	$4,142,707	1,827,190	871,334	$46,581,170	$14,131,417
David C. Colby	0	0	407,346	230,400	11,927,038	3,814,236
Thomas C. Geiser	0	0	180,002	226,400	5,473,489	3,721,912
Joan E. Herman	27,518	597,814	118,460	220,400	2,473,916	3,583,426
D. Mark Weinberg	319,360	6,516,111	292,130	300,000	3,326,133	4,992,540

(1)
In accordance with SEC rules, value at fiscal year-end is calculated as the difference between (i) the aggregate trading price as of December 31, 2001 of all shares subject to the options, and (ii) the aggregate option exercise price. The actual amount realized from unexercised options is dependent upon the price of the Company's Common Stock at the time shares obtained upon exercise of such options are sold and, as to unexercisable options, whether restrictions on exercise of such options lapse.

Pension Plans

Pension Plan

        The Company sponsors the WellPoint Health Networks Inc. Pension Accumulation Plan (the "Pension Plan"), a cash balance plan that is designed to be a qualified defined benefit pension plan under the Internal Revenue Code of 1986. The benefit payable under the Pension Plan is generally equal to the amount of annual annuity that could be purchased at age 65 (based on certain actuarial assumptions) with the balance of an account that is credited with the following amounts for each calendar year after 1986: (i) 3% of the participant's compensation for that year, plus (ii) 1% of the participant's compensation for that year, if the participant has at least 10 years of service, plus (iii) 1% of the participant's compensation for that year if the participant has at least 20 years of service, plus (iv)  interest on the balance of such account at a rate equal to the 5-year Treasury Bill average yield for the immediately preceding December (but not less than 2 1/2%). The Pension Plan became effective on January 1, 1987 as a successor plan to the Non-Contributory Retirement Program for Certain Employees of Blue Cross of California (the "Prior Plan"). Certain participants in the Pension Plan are also eligible to receive retirement benefits under the Prior Plan.

        The Company also sponsors the Supplemental Pension Plan (the "Supplemental Plan") of WellPoint Health Networks Inc., which provides additional benefits payable out of general corporate assets to certain employees equal to the benefits these employees cannot receive under the Pension Plan because of Internal Revenue Code limits on benefits and restrictions on participation by highly compensated employees.

        The estimated annual benefit payable upon retirement at age 65 under the Pension Plan and the Supplemental Plan for the Named Executive Officers as of December 31, 2001 based on service and compensation to such date and as projected at age 65 was: Leonard D. Schaeffer, $32,896 and $46,694; David C. Colby, $22,606 and $78,942; Thomas C. Geiser, $24,380 and $85,246; Joan E. Herman, $19,175 and $58,243 and D. Mark Weinberg, $44,251 and $202,615. Mr. Schaeffer is also entitled to an additional annual annuity of $5,135 from the Prior Plan.

Special Executive Retirement Plan for Leonard D. Schaeffer

        The Company maintains a Special Executive Retirement Plan (the "LDS SERP") with respect to Mr. Schaeffer. The LDS SERP, as amended May 24, 2000, provides that, within 30 days of his retirement, Mr. Schaeffer will begin receiving an annual benefit equal to 80% of his then-current "Target Annual Compensation," reduced by the benefits provided by the Pension Plan, the Prior Plan and Supplemental Plan described above. The percentage described in the immediately preceding sentence is reduced to 66 2/3% in the event that Mr. Schaeffer engages in or has any interest in any business competitive with the Company's business at the time of termination of his employment. Target Annual Compensation is defined as base salary plus target annual incentive compensation. For purposes of the LDS SERP, base salary for any calendar month beginning after December 31, 1997 will be computed in the following manner: (i) on each January 1 through January 1, 2003, Mr. Schaeffer's base salary, starting with his base salary as of December 31, 1997, will be increased by five percent (5%), (ii) on any date after December 31, 1997 and before January 2, 2003 that Mr. Schaeffer's actual base salary is increased so that the cumulative increase in his actual base salary since the most recent December 31 is more than five percent (5%), his base salary will be increased by the actual percentage increase in his base salary, but only to the extent that such increase, when added to earlier actual increases since the most recent December 31, exceeds five percent (5%), and (iii) on any date after January 1, 2003, his base salary will be increased in the same percentage amount that his actual base salary is increased. The benefit will be reduced by 6 1/4% per year for retirement before age 60. This retirement benefit is to be paid in monthly installments for the greater of Mr. Schaeffer's lifetime or a 10-year period, with payments, if any, made to Mr. Schaeffer's designated beneficiary after

Mr. Schaeffer's death. On Mr. Schaeffer's death (or, if later, after retirement payments have been made for 10 years), the LDS SERP provides for a survivor benefit to be paid to his spouse for her lifetime equal to 50% of the benefit that he would receive. The Company's obligations under the LDS SERP are secured by a trust to which the Company makes periodic, irrevocable contributions. Based upon fiscal 2001 base salary and target annual incentive levels, the estimated annual benefit payable to Mr. Schaeffer under the LDS SERP upon retirement at age 65 is $2,212,976.

Supplemental Executive Retirement Plan

        The Company maintains a Supplemental Executive Retirement Plan (the "SERP") with respect to Messrs. Colby, Geiser and Weinberg and Ms. Herman. The SERP provides that each participant will receive a retirement benefit if the participant terminates employment with the Company on or after reaching age 62 and completing five years of service with the Company. The retirement benefit is equal to either 50% or 60% (as determined by the Compensation Committee when selecting an individual for participation in the SERP) of the participant's final five-year average salary and target incentive compensation. Each participant's benefit is reduced by 3.33% per year (4% per year for participants with a 60% benefit) for each year of service less than 15 that has been completed by the participant. Participants with five years of service but who are at least 55 years old may also elect to receive a reduced benefit. If a participant is terminated in a manner that entitles the participant to benefits under the Company's Officer Change in Control Plan (which is described in the following section), then the participant will become fully vested in his or her benefits under the SERP and will be deemed to have, in the case of Executive Vice Presidents, an additional three years of service with the Company for purposes of computing benefits under the SERP. Amounts payable under the SERP are reduced by amounts provided by the Pension Plan, Prior Plan, Supplemental Plan, any other defined benefit pension plan maintained by the Company and, in the discretion of the Compensation Committee, any defined benefit pension plans of a participant's predecessor employers. Payments under the SERP will be made monthly, at each participant's election, in the form of (i) a single life annuity payable during the participant's lifetime, or (ii) a joint and survivor annuity payable during the participant's lifetime, with benefits continued at a rate equal to 50% or 100% during a surviving spouse's lifetime. If a participant with at least five years of service dies before beginning to receive retirement benefits under the SERP, the participant's surviving spouse will be entitled to receive a benefit equal to the benefit that such person would have received had his or her deceased spouse elected a 50% joint and survivor annuity. Any benefits being paid to a participant under the SERP will cease if the participant engages in or has an interest in any business competitive with the Company's business at the time of the participant's termination of employment. Based upon year 2001 base salary and target annual incentive levels, as of December 31, 2001, the estimated annual benefit payable under the SERP to each participant upon retirement at age 62 is: Mr. Colby, $346,453; Mr. Geiser, $383,034; Ms. Herman, $302,532; and Mr. Weinberg, $395,733.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Employment Agreement with Leonard D. Schaeffer

        In January 1997, Leonard D. Schaeffer entered into an employment agreement with the Company which covers a five-year period that originally expired in January 2002, but which is extended automatically on January 22 of each year for an additional year unless the Board of Directors elects to cease such automatic extension. This employment agreement was amended as of September 1, 1997 and as of February 10, 1999. Under Mr. Schaeffer's employment agreement, Mr. Schaeffer is entitled to receive an annual base salary of not less than $850,000, which can be adjusted upward as determined by the Board of Directors; provided, however, that the base salary in each successive year may not be less than the base salary in the preceding year. Mr. Schaeffer's annual base salary as of March 15, 2002 was $1,260,000.

        The employment agreement with Mr. Schaeffer provides that the Company will provide long-term disability benefits equal to Mr. Schaeffer's then-current annual base salary until he reaches age 65 if he continues to be considered disabled during such period. In connection with the February 1999 amendment to Mr. Schaeffer's employment agreement, the Company also agreed to provide Mr. Schaeffer with certain additional benefits in the event that his employment is terminated for any reason other than cause after he has qualified for early or normal retirement from the Company. In such event, the Company has agreed to (i) transfer ownership to Mr. Schaeffer of any automobile then provided to him by the Company, (ii) provide financial counseling benefits for five calendar years following his termination, and (iii) provide office space and clerical support for a period of 60 months following his termination.

        In addition, Mr. Schaeffer's employment agreement provides that, in the event that he is constructively terminated or the Company terminates his employment other than for cause, he will receive, in addition to payments under the LDS SERP described above, a lump-sum payment equal to 2.99 times his then-annual base salary plus an amount equal to 2.99 times his then-current annual target incentive compensation. Mr. Schaeffer's annual target incentive compensation for 2002 is $1,701,000. To the extent that any such payment (alone or with other compensation payable to Mr. Schaeffer) would subject Mr. Schaeffer to an excise tax under Section 4999 of the Internal Revenue Code, the Company will make an additional cash payment to Mr. Schaeffer such that Mr. Schaeffer's net after-tax compensation is not reduced by such excise tax. In the event of such termination, he will continue to receive certain fringe benefits for 48 months. In addition, Mr. Schaeffer will be entitled to a pro rata portion of any bonus pursuant to the Company's bonus programs, and any options granted to Mr. Schaeffer on or after January 22, 1997 will immediately become exercisable. If the Company agrees to a change of control, the employment agreement with Mr. Schaeffer provides that rights and privileges under the agreement may not be affected. Mr. Schaeffer may elect to terminate his employment with the Company upon 90 days' written notice to the Company. In such event, Mr. Schaeffer will continue to receive his salary during the 90-day notification period. In addition, Mr. Schaeffer will continue to receive health, dental and life insurance and disability benefits for a six-month period.

        The current employment agreement with Mr. Schaeffer replaces previous employment agreements with BCC and the Company. At the time of the execution of Mr. Schaeffer's current employment agreement in January 1997, the Company also agreed that Mr. Schaeffer would receive 17,642 shares of the Company's Common Stock upon termination of Mr. Schaeffer's employment with the Company for any reason. At the time of the termination of certain cash-based performance units in May 1996, the Company granted Mr. Schaeffer deferred share rights with respect to an additional 110,732 shares of the Company's Common Stock. All of the 128,374 shares underlying these deferred share rights were issued to Mr. Schaeffer in February 1999 in connection with the execution of the most recent amendment to his employment agreement.

        In connection with the issuance of such shares in February 1999, the Company made an interest-free loan to Mr. Schaeffer of $2,243,670, representing the Federal and state tax obligations associated with the value of such shares. Fifty percent of the principal balance of the loan will be forgiven provided that Mr. Schaeffer remains with the Company through February 10, 2003. An additional 25% of the principal balance will be forgiven if the fair market value (as defined) of the Company's Common Stock is equal to or greater than $51.75 per share on February 10, 2003; the entire remaining 50% of the loan will be forgiven if the fair market value of the Common Stock is equal to or greater than $61.82 per share on such date. The entire outstanding principal balance of the note will also be forgiven upon a change in control or if Mr. Schaeffer's employment with the Company is terminated prior to February 10, 2003 by reason of his death, disability, involuntary termination without cause or constructive termination.

        In connection with the execution of the February 1999 amendment to Mr. Schaeffer's employment agreement, the Company issued to Mr. Schaeffer a stock option with respect to 256,748 shares. This option has an exercise price of $35.35 per share (the fair market value on the date of grant) with respect to 85,584 shares, $51.75 per share with respect to 85,582 shares and $61.82 per share with respect to 85,582 shares.

Officer Severance Plan

        The Company maintains an Officer Severance Plan for the benefit of officers not otherwise covered by employment agreements or special officer severance agreements. Each of Messrs. Weinberg, Geiser and Colby and Ms. Herman participates in this plan or has a separate agreement with the Company regarding severance benefits. With respect to persons holding the title of Executive Vice President, the plan generally provides for a lump-sum payment, if an officer is involuntarily terminated (other than for cause), equal to 12 months salary and 100% of the previous fiscal year's target bonus, plus continuation for 12 months of health, dental, vision and life insurance paid by the Company. In the event of involuntary termination (other than for cause), Mr. Weinberg is entitled to receive 24 months salary and 200% of the previous fiscal year's target bonus plus benefits continuation for 24 months, and Mr. Geiser is entitled to receive 18 months salary and 150% of the previous fiscal year's target bonus plus benefits continuation for 18 months.

Relocation Loans

        In connection with the purchase of a residence by Ms. Herman in 1998, the Company made an interest-free loan of $100,000 to Ms. Herman, forgivable in four annual installments of $25,000, so long as she remains employed by the Company. If Ms. Herman terminates employment voluntarily or if the Company terminates her employment for cause before the entire balance of the loan is forgiven, the remaining unpaid, unforgiven balance would become due. As of March 15, 2002, the outstanding principal balance of this loan was $25,000.

        In connection with the purchase of a residence by Woodrow A. Myers, Jr., M.D., Executive Vice President and Chief Medical Officer, in 2000, the Company made an interest-free loan of $200,000 to Dr. Myers, forgivable in five annual installments of $40,000, so long as he remains employed by the Company. If Dr. Myers terminates employment voluntarily or if the Company terminates his employment for cause before the entire balance of the loan is forgiven, the remaining unpaid, unforgiven balance would become due. As of March 15, 2002, the outstanding principal balance of this loan was $160,000.

Change in Control Plan

        The Company has adopted the WellPoint Health Networks Inc. Officer Change in Control Plan (the "Change in Control Plan") to provide officers of WellPoint and affiliates controlled by WellPoint with benefits in the event of a "Change in Control." The Change in Control Plan defines a Change in Control as:

  •
  the acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than the Company or a person that directly or indirectly controls, is controlled by, or is under, control with the Company, of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company that results in such person or related group of persons beneficially owning securities representing 40% or more of the combined voting power of the Company's then-outstanding securities;

  •
  a merger, recapitalization, consolidation or similar transaction to which the Company is a party or the sale, transfer or other disposition of all or substantially all of the Company's assets if, in either case, the beneficial owners of the Company's securities immediately before the transaction do not have, immediately after the transaction, beneficial ownership of securities representing at least 60% of the combined voting power of the then-outstanding securities of the surviving entity or the entity acquiring the Company's assets, as the case may be, or a parent thereof;

  •
  a merger, recapitalization, consolidation or similar transaction to which the Company is a party or the sale, transfer or other disposition of all or substantially all of the Company's assets if, in either case, the directors of the Company immediately prior to consummation of the transaction do not, upon consummation of the transaction, constitute at least a majority of the board of directors of the surviving entity or the entity acquiring the Company's assets, as the case may be, or a parent thereof (for this purpose, any change in director composition that is anticipated or pursuant to an understanding or agreement in connection with a transaction will be deemed to have occurred at the time of the transaction); or

  •
  a change in the composition of the Board of Directors of the Company (the "Board") over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time the Board approved such election or nomination.

        If a Change in Control occurs, an officer will receive any bonus or other incentive compensation for any prior period that has been earned but is still unpaid, a guaranteed annual bonus and a completion bonus. The guaranteed annual bonus will be equal to the greater of (i) an officer's target bonus for the fiscal year in which the Change in Control occurs, (ii) the average of the annual bonus paid to such officer for the preceding two fiscal years or (iii) the bonus that is determined in the ordinary course under the Company bonus plan for officers for the fiscal year in which the Change in Control occurs. This guaranteed bonus is prorated if the Company or any Affiliate (as defined in the Change in Control Plan) involuntarily terminates (other than for cause) or constructively discharges the officer after the announcement of, or the execution of a definitive agreement to effect, a Change in Control and before the end of the fiscal year in which the Change in Control occurs. An officer is deemed constructively discharged for purposes of the Change in Control Plan if (i) the Company significantly reduces the officer's duties, responsibilities, status, reporting responsibilities, titles or offices, (ii) reduces the officer's aggregate salary and target bonus, (iii) changes the officer's principal place of employment such that his or her one-way commute is increased by more than 35 miles, (iv) requires the officer to spend an average of two or more days per week at a place of employment other than his or her principal place of employment if the average ground commute to such additional place of employment from the officer's primary residence is longer than two hours or (v) the successor company fails to assume the Company's obligations under the Plan.

        The change in control completion bonus will be equal to 100% of the officer's Base Salary and Plan Bonus. "Base Salary" is defined under the Change in Control Plan to be the highest annualized base salary payable at any time to an officer during the period beginning five years before the announcement of the relevant Change in Control and ending immediately preceding the officer's termination date. "Plan Bonus" is defined under the Change in Control Plan to mean an amount equal to (i) an officer's Base Salary multiplied by (ii) the highest percentage target bonus for the officer during the period beginning five years before the announcement of the relevant Change in Control and ending immediately before the officer's termination date, multiplied by (iii) the greater of (A) 100% or (B) the average percentage, for the two consecutive fiscal years within the period beginning five years before the announcement of the relevant Change of Control and ending immediately before the officer's termination date for which such average percentage is the highest, that the officer's actual annual bonus for a fiscal year represented as a percentage of the officer's annual base salary.

        Officers will be eligible to receive additional Change in Control Plan severance benefits if the Company or any Affiliate (as defined in the Change in Control Plan) involuntarily terminates (other than for cause) or constructively discharges the officer within 36 months after a Change in Control or if the officer experiences an involuntary termination after execution of a definitive agreement to effect, but before consummation of, a Change in Control. The basic severance benefit is 3.00 times Base Salary plus 3.00 times Plan Bonus in effect for an Executive Vice President. Officers also receive various additional benefits including, in the case of Executive Vice Presidents, contributions to the Company's Pension Accumulation Plan and 401(k) Plan and deferred compensation plan as if such officer had remained employed by the Company for an additional three years and made the maximum salary deferrals and supplementary salary deferrals eligible for matching and supplemental matching contributions under such plans.

        Officers at the level of Executive Vice President participating in the SERP described above will also become vested in the benefits under such plan and will be credited with an additional three years of service for purposes of benefits under such plan. Finally, officers receive financial planning services, outplacement services and, in the case of Executive Vice Presidents, continuation of health and welfare benefits for a period of up to three years. Each of Messrs. Weinberg, Colby and Geiser and Ms. Herman currently participates in the Change in Control Plan.

        The Change in Control Plan also provides that, if any person holding a title of Senior Vice President or above receives compensation from the Company that subjects such person to an excise tax under Section 4999 of the Internal Revenue Code, the Company will make an additional payment to such person that, net of all such taxes, fully reimburses the employee for the amount of such excise tax.

        An officer who is to receive other severance benefits from an Affiliate will not receive benefits under the Change in Control Plan unless the other severance benefit plan so provides or the officer waives benefits under the other severance benefit plan. The Compensation Committee may amend or terminate the Change in Control Plan at any time; provided, that termination of the Change in Control Plan or any amendment that adversely affects the rights of participants will be effective no sooner than one year after the approval of such amendment or termination by the Committee.

        In addition to the benefits under the Change in Control Plan, options and restricted share right awards granted under the Company's stock incentive plans, including grants to the Named Executive Officers under the Company's 1999 Stock Incentive Plan, contain provisions for immediate acceleration of vesting upon a change in control.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

        The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that WellPoint specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

        The Compensation Committee (the "Committee") of the Board of Directors is responsible for determining the compensation of the executive officers of the Company, including the Named Executive Officers. In making its determinations, the Committee receives input from Frederic W. Cook & Co., compensation consultants, and reports appropriate decisions to all non-employee directors who constitute a majority of the full Board of Directors. Five Committee meetings were held during 2001.

Compensation Philosophy

        The Company's executive compensation program reflects the philosophy that executives' rewards should be structured to closely align their interests with those of the stockholders. The program emphasizes pay for performance and stock-based incentives, and extends these concepts beyond the executive officers to other employees in the interests of motivation, teamwork and fairness. Annual earnings per share ("EPS") growth and Shareholder Value ("SV") growth are the measures of short-term success and are rewarded through the Executive Officer Annual Incentive Plan (the "Annual Incentive Plan"). Stockholder value (as indicated by stock price appreciation) is the long-term measure and is rewarded through stock options which are currently the sole form of long-term incentive compensation. Stock ownership is an important element of the Company's compensation philosophy, and there are guidelines for Company stock ownership levels covering officers (including the Named Executive Officers) and non-employee directors.

        Compensation surveys and external competitiveness are used as tests for reasonableness, but corporate, business unit and individual performance are the primary determinants of individual pay amounts. The competitive market is viewed to be the Company's competitors in the managed-care industry (which includes some but not all of the companies that are included in the peer group indices described under "Stock Performance" below) as well as companies in general industry of similar market value, size, operating complexity and growth potential, so that the Company can compete for the best talent across different market segments.

Program Overview

        The elements of the Company's executive compensation program in 2001 consisted of base salaries, annual cash and stock incentives (under the Annual Incentive Plan), stock options and benefits. The mix of compensation for executive officers is weighted more heavily toward performance-based incentives rather than base salaries as position level increases.

Base Salaries

        Base salaries for executive officers were set based upon the competitive market and individual responsibilities, experience and performance. In 2001, executive officers received merit-based salary increases. The Committee believes that current base salaries for executive officers generally are between the competitive median and 75th percentile for comparable positions, which is in accordance with the Company's pay-for-performance philosophy.

Annual Incentives

        Executive officers earn awards under the Annual Incentive Plan. In accordance with Section 162(m) of the Internal Revenue Code, this plan has prescribed limits for award amounts. Under the plan, the Committee establishes specific annual overall Company performance targets applicable to each officer covered by the plan. The Committee also establishes annual financial performance payment schedules during the first 90 days of the performance year. Maximum bonus awards are set at each level of financial performance as established on the performance payout schedules. Under Section 162(m), the Company is only allowed to use "negative discretion" in setting final bonus amounts.

        In adopting the performance payout schedules applicable to bonuses paid for calendar year 2000 and 2001 financial performance, the Committee approved a feature intended to enhance executive officer retention. In instances where the bonus awards for executive officers exceed 150% of target bonus, excess amounts are paid in the form of restricted share rights to acquire WellPoint Common Stock. The restricted share rights generally become vested in one-third annual installments on each of the first three annual grant date anniversaries. A similar retention feature has been incorporated into the Company's management bonus plan applicable to approximately 225 other corporate officers and key employees.

        Company financial performance is measured against EPS growth and SV growth goals established by the Committee at the beginning of the year. These goals are based on internal business-plan objectives. No awards are earned unless specified threshold performance levels are achieved. Overall, the Company exceeded its financial goals for 2001. There were also significant strategic accomplishments during 2001, which included consummation of the merger with Cerulean (Blue Cross and Blue Shield of Georgia), the execution of a merger agreement with RightCHOICE (Blue Cross and Blue Shield of Missouri and HealthLink) that was consummated on January 31, 2002 and the execution of a merger agreement with CareFirst, Inc. As a result, the bonuses paid to executive officers exceeded 100% of performance target awards, which are intended to represent approximately median-to-75th-percentile total annual compensation as compared to the competitive market when combined with base salaries.

Stock Options

        The Committee uses stock options as the primary long-term incentive award. Stock options are currently granted on an annual schedule. They generally have 10-year terms and, for grants made prior to June 2001, become vested in one-third cumulative installments on each of the first three annual grant date anniversaries. To determine the size of individual option grants, the Company begins by establishing its total pool of shares available for annual option grants. This pool is generally intended to be between the competitive median and 75th percentile for comparable companies based on a percentage of total outstanding shares. The pool is then allocated to individuals based on competitive proportionate allocations for comparable positions, with discretionary adjustments for individual performance, past grant history and other relevant factors. The Committee intends to continue to use stock options in future years to provide executives with competitive long-term incentive compensation opportunities. In order to promote retention, in June 2001 the Committee granted an option award that was generally one-half of the size of the regular annual award with a vesting schedule that occurs approximately six months after the vesting date of the annual grant. The Committee has changed vesting schedules for future annual grants to occur in one-sixth semi-annual installments commencing six months after the grant date.

Chief Executive Officer Compensation

        Mr. Schaeffer's total compensation package is representative of his consistent record of increased stockholder value. Under his leadership, the Company exceeded its 2001 EPS and SV growth goals and accomplished critical strategic objectives. These included the accomplishments summarized earlier in the "Annual Incentives" section. As a result of 2001 performance, the Company was named Fortune magazine's most admired health care company for a fourth consecutive year. Additionally, Forbes Magazine named WellPoint to its Platinum List as one of America's best large companies and the best health insurance company for the third year in a row.

        Based upon his performance, Mr. Schaeffer's base salary was increased by 9.1% in March 2001. The Committee believes that Mr. Schaeffer's salary is in the median-to-75th percentile competitive range for comparable positions. Under the Annual Incentive Plan, his annual incentive bonus was $4,437,500 for 2001 performance. The Committee also awarded Mr. Schaeffer an annual stock option grant that was set between the competitive median and 75th percentile, based on a 2001 competitive market analysis.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's Chief Executive Officer or any of the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met. The Committee believes that stock options granted under the 1999 Stock Incentive Plan at an exercise price of 100% of the fair market value of the underlying Common Stock on the date of grant and awards payable under the Annual Incentive Plan qualify as performance-based compensation. In authorizing the type and levels of other compensation payable to executive officers, the Committee considers, as one factor, the deductibility of that compensation, but may deem it appropriate to authorize compensation that is not deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.

        The Compensation Committee of the Board of Directors of WellPoint Health Networks Inc. has furnished the foregoing report.

Julie A. Hill, Chairperson Sheila P. Burke Elizabeth A. Sanders

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that WellPoint specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements to accounting principles generally accepted in the United States of America.

        In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors' provision of information technology services and other non-audit services to the Company is compatible with the auditors' independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

        The foregoing report has been furnished by the Audit Committee of the Board of Directors of WellPoint Health Networks Inc.

Roger E. Birk, Chairperson W. Toliver Besson Sheila P. Burke William H. T. Bush Warren Y. Jobe

STOCK PERFORMANCE

        The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that WellPoint specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        In accordance with the regulations of the SEC, the following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder returns of the Standards & Poor's 500 stock index and a Managed Care Peer Group (1). The comparison assumes the investment of $100 on December 31, 1996, and that all dividends were reinvested.

	Dec. 31, 1996	Dec. 31, 1997	Dec. 31, 1998	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001
WellPoint Health Networks	$100.00	$122.91	$253.09	$191.82	$335.27	$339.93
Managed Care Peer Group	$100.00	$100.88	$115.37	$110.28	$202.90	$182.37
S&P 500	$100.00	$133.36	$171.47	$207.56	$188.66	$166.24

(1)
The Managed Care Peer Group is comprised of the following publicly traded managed care companies: Aetna, Inc.; CIGNA Corporation; Coventry Corporation; First Health Group Corp.; Health Net, Inc. (formerly known as Foundation Health Systems, Inc.); Humana Inc.; Mid Atlantic Medical Services, Inc.; Oxford Health Plans, Inc.; PacifiCare Health Systems, Inc.; United HealthGroup, Incorporated; and WellPoint. The numbers provided above are weighted annually by market capitalization of the companies comprising the Managed Care Peer Group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mr. Besson is a partner in the law firm of Paul, Hastings, Janofsky & Walker, which has been retained by the Company to advise it on a variety of matters. During 2001, approximately $532,000 was paid by WellPoint to such firm for legal fees and disbursements.

        Fredrick Davenport, CLU, ChFC, the son of Stephen L. Davenport (who served as a director until April 2002), serves as an insurance broker for Company-provided insurance and provides financial counseling services to officers of the Company. In connection with such services, Fredrick Davenport serves as the originating agent for certain life insurance policies provided to officers by the Company. For life insurance policies in force during 2001, a company in which Fredrick Davenport had an ownership interest received commissions, expense reimbursements and other amounts of approximately $42,000. Stephen L. Davenport has no equity or other ownership interest in this entity.

PROPOSAL NO. 2:
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The firm of PricewaterhouseCoopers LLP served as the Company's independent public accountants for the fiscal year ended December 31, 2001. The Board of Directors has selected that firm to continue in this capacity for the current fiscal year. Ratification by the stockholders will be sought by the Board of Directors for the selection of PricewaterhouseCoopers LLP as independent public accountants to audit the accounts and records of the Company for the fiscal year ending December 31, 2002, and to perform other appropriate services.

        PricewaterhouseCoopers LLP's total fees and expenses for professional services rendered to the Company were approximately $5,522,800 during the year ended December 31, 2001. The fees and expenses for professional services included:

          Audit Fees — PricewaterhouseCoopers LLP's fees and expenses relating to the audit of the Company's annual financial statements for the year ended December 31, 2001 and for the review of the Company's interim financial statements for each quarter during such year were approximately $1,442,900.

          Financial Information Systems Design and Implementation Fees — PricewaterhouseCoopers LLP did not perform any financial information systems design and implementation services for the Company during the year ended December 31, 2001.

          All Other Fees — Fees and expenses paid to PricewaterhouseCoopers LLP, other than those included in the previous two categories, were approximately $4,079,900 during the year ended December 31, 2001. This amount included approximately $867,000 for audit-related fees and expenses and approximately $446,000 for income-tax compliance and related tax services.

        The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

        The Board of Directors recommends that stockholders vote FOR the proposal to ratify PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ending December 31, 2002.

        A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

OTHER MATTERS

        The Company knows of no other matters to be submitted to this meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote the shares represented by proxy as the Board of Directors may recommend or as the proxyholders, acting in their sole discretion, may determine.

STOCKHOLDERS PROPOSALS FOR 2003 ANNUAL MEETING

        Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its principal executive office at 1 WellPoint Way, Thousand Oaks, California 91362 a reasonable time before the Company begins to print and mail its proxy materials to be considered for inclusion in the Proxy Statement for the 2003 Annual Meeting of Stockholders, which is expected to be held on May 13, 2003. The Company's management may exercise discretionary voting authority with respect to any stockholder proposal which is not submitted pursuant to Rule 14a-8 for inclusion in the Proxy Statement for the 2003 Annual Meeting of Stockholders if such proposal is not received by the Company a reasonable time before the Company begins to print and mail its proxy materials.

ADDITIONAL INFORMATION

        THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER, UPON WRITTEN OR ORAL REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, WELLPOINT HEALTH NETWORKS INC., 1 WELLPOINT WAY, THOUSAND OAKS, CALIFORNIA 91362. THE COMPANY'S TELEPHONE NUMBER IS (818) 234-4000.

                      By Order of the Board of Directors

                      Thomas C. Geiser
                       Secretary

May 17, 2002

PROXY/VOTING INSTRUCTION CARD

WELLPOINT HEALTH NETWORKS INC.
2002 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        Leonard D. Schaeffer and Thomas C. Geiser, or either of them, are hereby constituted and appointed as lawful attorneys and proxies of the undersigned, each with full power of substitution to vote and act as proxy with respect to all shares of Common Stock of WellPoint Health Networks Inc. ("WellPoint") standing in the name of the undersigned on the books of WellPoint at the close of business on May 17, 2002, at the Annual Meeting of Stockholders to be held at 10:00 A.M. on June 27, 2002, at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, CA 91361, or at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in WellPoint's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

        The powers hereby granted may be exercised by both of said attorneys or proxies or their substitutes present and acting at the Annual Meeting of Stockholders or any adjournment or postponement thereof or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.

        THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE AND FOR PROPOSAL 2. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY ANY WELLPOINT BENEFIT PLAN, SUCH AS THE WELLPOINT 401(K) RETIREMENT SAVINGS PLAN OR THE WELLPOINT COMPREHENSIVE EXECUTIVE NON-QUALIFIED RETIREMENT PLAN, AND IF YOU DO NOT SIGN AND RETURN THIS CARD OR ATTEND THE MEETING AND VOTE BY BALLOT, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE DIRECTION OF THE APPLICABLE PLAN'S TRUSTEE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

^ FOLD AND DETACH HERE ^

ADMISSION TICKET

WELLPOINT HEALTH NETWORKS INC.
2002 ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, JUNE 27, 2002
10:00 A.M.

HYATT WESTLAKE PLAZA
880 SOUTH WESTLAKE BOULEVARD
WESTLAKE VILLAGE, CA 91361

PLEASE ADMIT	Non-Transferable

A vote FOR the following proposals is recommended by the Board of Directors:	Please mark vote in the following manner using dark ink only	☒
	FOR all nominees listed (except as indicated below)	WITHHOLD AUTHORITY to vote for all nominees listed below
1.	Election of the three (3) Class III directors to serve until the 2005 Annual Meeting (or until their successors are elected) and one (1) Class II director to serve until the 2004 Annual Meeting (or until her successor is elected) as proposed in the accompanying Proxy Statement. ☐	☐
Nominees for term expiring in 2005: 01 W. Toliver Besson, 02 Julie A. Hill and 03 Leonard D. Shaeffer
Nominee for term expiring in 2004: 04 Jane G. Pisano
(INSTRUCTION: To withhold authority to vote for any individual, cross his or her name out above.)
		FOR	AGAINST	ABSTAIN
2.	Ratification of the apointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2002.	☐	☐	☐
Signature(s)	Dated	, 2002

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons, or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute to above proxy for a deceased shareholder should give their full title. Please date the Proxy.

^ FOLD AND DETACH HERE ^

QuickLinks

PROPOSAL NO. 1: ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PERFORMANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS
STOCKHOLDERS PROPOSALS FOR 2003 ANNUAL MEETING
ADDITIONAL INFORMATION